EXHIBIT 10.6

MANUFACTURING & DISTRIBUTORSHIP LICENSE AGREEMENT

This AGREEMENT is entered into as of December 1, 2021, between AMAROSE INC.. (hereinafter referred to as “Amarose”), a Florida corporation located at 515 E Las Olas Blvd., Ste Fort Lauderdale, Florida 33301, and LIMITLESS X INC. (“LimitlessX”), a Nevada Corporation located at 9454 Wilshire Blvd., Suite 300, Beverly Hills, California.

A.                    Amarose has developed and owns the rights to skincare, health and beauty products it has designed and has been manufacturing, marketing and selling under the Amarose name and design logo, with established brand awareness and significant initial sales from its inception in 2020;

B.                     LimitlessX designs, manufactures, markets and sells certain lifestyle brands and health and fitness products and accessories;

C.                     Amarose desires to expand the market for its products by having LimitlessX provide services to improve the Amarose products and by permitting LimitlessX to provide manufacturing and distribution of the Amarose products;

D.                    LimitlessX desires to provide design services and to obtain the non-exclusive rights to manufacture, market and distribute the Amarose products; and

E.                     The parties have agreed on the terms for LimitlessX to design, manufacture, market and distribute the Amarose products and for the payments to Amarose for its product designs and distribution rights.

NOW. THEREFORE, the parties agree:

1. Grant of Non-Exclusive License. Amarose grants to LimitlessX on the terms and conditions in this Agreement, and under any Exhibits attached and made a part of this agreement, the following rights exclusive of all other entities and persons (including Amarose):

a) To design or redesign the Amarose skin care, health and beauty, and related products described in the attached Exhibit “A” to this Agreement (“the Products”):

b) To manufacture the Products under such design Specifications as may be mutually agreed upon by Amarose and LimitlessX from time to time;

c) To promote, sell and distribute the Products in the United States and its territories and possessions (the “Territory”);

d) To use the existing designs of the Products and all intellectual property rights associated with or for such Products, including all Trademarks and Patent rights, with the sale, promotion and distribution of the Products in the Territory, including the display of any Trademarks, and all other designs or marks which could be or that are actually later registered with the Federal Patent and Trademark Office, on LimitlessX vehicles and other merchandising equipment, and on stationery, packaging and other advertising and promotional materials;

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e) To use the existing domain names, web addresses, telephone lines, third-party vendors, and any other operational element currently in use by Amarose that can be transferred to LimitlessX, subject to LimitlessX entering its own contract with such vendors upon execution of this Agreement or thereafter per its discretion. Amarose retains the rights to continue its own use of these items under existing or new contracts per its discretion, and to develop new products or brands separate and apart from those included in this Agreement as set forth in Exhibit A. Should Amarose seek any help in marketing, manufacturing or distributing from any third party, LimitlessX hereby has the right of first refusal to add the new products to the existing product line.

f) To manufacture, promote, sell and distribute new products designed or created by LimitlessX that LimitlessX deems preferable to sell under the Amarose name; and in such case, Amarose and LimitlessX shall negotiate in good faith to agree on a royalty commission percentage or flat rate amount for the sale of new LimitlessX products using the Amarose name.

2. Term: Initial. This agreement and the license granted under the agreement shall be for a term of five (5) years commencing on the Effective Date, subject to earlier termination as provided below and subject to the provisions of the following paragraph providing for successive renewal terms for this Agreement.

3. Renewal Term. This agreement shall automatically renew for consecutive five- year terms unless either party provides notice of termination to the other party no later than six months prior to the end of the current term.

4. Termination Rights. Notwithstanding any other provision, LimitlessX may terminate this Agreement for any reason without notice upon the end of the initial term and LimitlessX may terminate this agreement upon providing a six-month notice to Amarose. Amarose can only terminate prior to the end of the Term if such termination is “for cause” as further outlined hereinbelow.

5 Intellectual Property Rights. This Agreement shall not be construed to give LimitlessX any vested right, title, or interest in any of the Trademarks or copyrighted material of Amarose or Amarose’s licenses or assignments except to the extent and in the manner, time, and places LimitlessX is authorized and permitted to use the Trademarks as provided in this Agreement.

6. Sublicense by LimitlessX. If agreed upon by Amarose, which agreement shall not be unreasonably withheld, LimitlessX may authorize Sublicensees to perform any of LimitlessX’s manufacturing, packing and distribution obligations under this Agreement and grant to such Sublicensees such rights regarding the use of any trademarks or logos or the Amarose name or other Amarose intellectual property rights associated with the Products as LimitlessX has been granted by this Agreement. In such case, all Sublicensees shall be bound by this agreement concerning limitations on such Trademarks and other rights.

7. Manufacturing of Products. Amarose shall provide to LimitlessX all current design specifications for the Products. Amarose grants to LimitlessX the right to enhance or redesign the Products using LimitlessX’s own knowledge and expertise in the industry, and LimitlessX may manufacture, label, package and distribute the Products under the initial

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specifications and within the enhanced or redesigned specifications completed by LimitlessX. LimitlessX will maintain such raw materials and finished products inventories as it deems reasonably necessary to supply products for anticipated sales. Amarose may approve any such enhancements or redesigned specifications, which approval shall not be unreasonably withheld from LimitlessX. Current inventory will be transferred to LimitlessX as a contribution by Amarose in further consideration for the terms herein.

8. Quality Control. Amarose and its representative may during regular business hours enter upon and examine the plants and other facilities where the Products are produced, packaged and stored, and to make any further examination reasonably necessary to properly ascertain whether the Products comply with the initial specifications or such redesigned specifications as approved by Amarose. Amarose may observe and examine all operating methods, quality control procedures, and production and inventory records, relevant to the business conducted under this Agreement within regular business hours without interruption of normal business functions.

9. Compliance with Laws. The Products produced by LimitlessX shall be produced in compliance with all federal, state and local laws, regulations and ordinances pertaining to their production.

10. Sale & Distribution of Products. LimitlessX shall use diligent efforts to promote the sale and distribution of the Products in the markets to which LimitlessX sells and distributes its LimitlessX products and such other market territories as it may deem appropriate. To achieve increased sales of the Product, for the performance of the distribution obligations, LimitlessX may employ persons or engage independent contractors or Sublicensees to warehouse, sell and deliver the Products as LimitlessX may determine in its sole discretion.

11. Royalty Commission.

a) Effective beginning April 1, 2022, in order to give LimitlessX a trial period and complete quality control, LimitlessX shall pay to Amarose from time to time royalty payments equal to 4.00% of the top line gross of List Sales Price, excluding returns, chargebacks and other such allowances. List Sales Price shall mean the List Price set by LimitlessX for the Products sold directly to end users or through a dealer, broker, affiliate, etc.

b) All royalties shall be earned by Amarose when the purchase price for such products is received by LimitlessX. The royalties earned by Amarose under this Agreement shall be based on this paragraph for all sales of products whether sold by a Dealer or LimitlessX directly to the end customer by Amarose's promotional efforts.

c) LimitlessX shall pay all earned royalties to Amarose on a monthly basis of each calendar year during the term of this Agreement, however, no payment shall be due for 2 months following the April 1 effective date. The first royalty fee shall therefore be due on June 15, 2022 for all back due royalties received for the months of April, 2022, and May 2022, if any, minus chargebacks and returns, with each fee payable on the 15th day of each month moving forward, with June receivables being due July 15, July receivables due August 15, and so on. Credit will be given the following month for any returns, chargebacks or refunds which come in after the last day of the month and unaccounted for by the 15th. Each royalty payment to Amarose shall be accompanied by sales records during the time covered by each such royalty payment.

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12. Advertising and Promotion.

a) LimitlessX shall be responsible for all advertising, sales and promotional materials for the Products; provided, however, that Amarose agrees that Amarose will continue to promote the sale of the Amarose Products during trade shows and clinic demonstrations.

b) Amarose agrees to use its best efforts to promote the sale of products at such shows and clinics with such minimum time and effort as agreed upon between the parties from time to time with each party responsible for its advertising and promotion expenses.

c) Amarose agrees that it will use its best efforts to retain the current athlete/celebrity endorsements and will encourage and, at its discretion solicit additional endorsements of the Products. LimitlessX and Amarose shall negotiate in good faith during the term of this agreement regarding promotional support of the Products by Amarose.

d) In addition to the licensing rights stated above, Amarose agrees to provide a web page link from the Amarose home page to the LimitlessX home page upon request by LimitlessX; and if requested by LimitlessX, Amarose will consent to a web page link from the LimitlessX home page to the Amarose home page for promotion of the Products. Amarose agrees to maintain its web site for the promotion of the Products and to provide current and relevant sales and marketing information for the Products.

13. First Right of Refusal and Independent Valuation.

a) LimitlessX shall have a first right of refusal with respect to the acquisition of any ownership interest of Amarose, including but not limited to corporate stock, products, assets, intellectual property, etc. (“Amarose Interest”). In the event that Amarose receives an offer to purchase the Amarose Interest of Amarose and Amarose in its sole discretion determines to accept such offer, Amarose will notify LimitlessX of such offer and the terms of such offer in writing within five (5) days of receipt of such offer and determination to accept such offer. LimitlessX shall then have thirty (30) days to exercise its right of first refusal to purchase the Amarose Interest at the same price and on the same terms as contained in such offer (the “Offer Terms”). In the event that LimitlessX elects not to exercise its rights to purchase the Amarose Interests, Amarose may sell the Amarose Interests to the offering party on the offer.

b) LimitlessX and Amarose agree to perform a third-party independent valuation of Amarose in a reasonable time per the Parties’ discretion. The evaluation will be utilized to establish the current valuation of the company to establish a set purchase price in the event LimitlessX wishes to make an offer to acquire Amarose. It is agreed that the independent valuation will be relied upon to distribute any dividends or remuneration above and beyond any already existing valuation. Should Amarose create new products or establish new relationships which materially effect its valuation, a new updated independent valuation will be performed prior to any potential acquisition.

14. Public Company Disclosure. In the event LimitlessX enters the public markets, Amarose hereby agrees and consents to the disclosure of this Agreement as a “material contract” per SEC regulations. LimitlessX will use best efforts to keep any vendor or third-party relationships confidential but Amarose consents to such contracts or relationships being disclosed if necessary

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to achieve LimitlessX’s goal of going public. In the event Amarose is deemed to be a related party to LimitlessX, specifically as to Jaspreet Mathur’s relationship with both entities, Amarose agrees and consents to cooperating with the SEC or any other agency in the public market process. Mathur has abstained from any negotiation, review, or execution of this Agreement on behalf of LimitlessX due to his status as officer/director of Amarose, delegating that duty to the undersigned.

15. Business Records. LimitlessX shall maintain accurate and complete business records regarding its production, sale and distribution of the Products. Such records shall be kept in such form as is customary in the health and wellness nutritional industries. LimitlessX shall make the originals of such records (not including financial statements and records) available to Amarose or its agents during regular business hours and shall send to Amarose, at Amarose’s expense, copies of any such records as Amarose may from time to time reasonably request.

16. Amarose Representations. The undersigned on behalf of Amarose and to bind himself individually and represents and warrants he is the sole owner of Amarose and that Amarose is the exclusive owner and/or legal licensee of the design and other intellectual property rights of the Amarose Products, including all Trademarks if any, and all goodwill associated therewith, free and clear of all liens, encumbrances, security interests or rights of any other party subject to licensing agreements. There is no litigation, claim or assessment pending or threatened against Amarose I contesting their exclusive ownership/licensee status of all such design and intellectual property rights and Trademarks. Amarose’s use of the Trademarks does not, and LimitlessX’s use of the Trademarks as contemplated will not, infringe upon any other person's trademarks or proprietary rights of any nature. The execution of this Agreement by Amarose and consummating the transactions contemplated does not conflict with or result in a default under or breach of (i) any agreement, indenture, mortgage, contract or instrument to which the undersigned, as the owners of Amarose, are bound or by which any of its properties or assets is subject; (ii) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to Amarose or to which any of its assets is bound; or (iii) any law or regulation applicable to Amarose or by which any of its assets is bound.

17. Insurance. LimitlessX shall maintain in full force and effect, for the benefit of itself and Amarose, general liability insurance coverage on its operations, including broad form vendor's coverage and product liability insurance. The insurance shall be in an amount of not less than $500,000.00 for each accident or occurrence and which shall be satisfactory to Amarose. Upon written request of Amarose, LimitlessX shall furnish Amarose with a certificate of insurance evidencing that it has such insurance coverage in force.

18. Mutual Indemnification.

a) LimitlessX. LimitlessX shall defend and hold Amarose harmless against and from all claims made against Amarose based upon, arising out of, or related to, (1) the operation or condition of any part of any of the LimitlessX’s manufacturing plants, (2) the redesign, manufacture, storage, warehousing, distribution or sale of the Products or any other products manufactured or sold by LimitlessX including LimitlessX's other nutritional or wellness products or accessories, (3) LimitlessX’s conduct of its business, (4) LimitlessX’s ownership or possession of property, and (5) any negligent act, misfeasance or nonfeasance by LimitlessX or any of its agents, contractors, servants or employees, (6) including attorney fees and costs of suit in connection therewith;

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provided, however, that upon LimitlessX's notice to Amarose I that LimitlessX has assumed the defense of any legal action or proceeding, LimitlessX shall not be liable to Amarose for any legal or other expense subsequently incurred by Amarose for the defense thereof. Amarose shall provide LimitlessX with prompt written notice upon receipt of any such claim and Amarose shall not settle any such claim without LimitlessX’s prior knowledge and consent.

b) Amarose. Amarose shall indemnify and hold LimitlessX harmless against and from all claims made against LimitlessX based upon, arising out of, or related to, (1) defects in the existing design of the Products furnished by Amarose to LimitlessX, (2) the conduct of Amarose’s business, (3) Amarose 's ownership or possession of property, (4) any negligent act, misfeasance or nonfeasance by Amarose or any of its agents, servants, or employees, (5) Amarose’s breach of any of its representations, warranties or covenants made, and (6) all fees, costs and expenses, including without limitation, attorneys' fees incurred by or on behalf of LimitlessX in the investigation of or defense against all the foregoing claims. However, upon notice to LimitlessX that Amarose has assumed the defense of any legal action or proceeding, Amarose shall not be liable to LimitlessX for any legal or other expense subsequently incurred by LimitlessX for the defense thereof. LimitlessX shall provide Amarose prompt notice of receipt of any such claim and LimitlessX shall not settle any such claim without Amarose’s prior knowledge and consent.

19. Assignment. This Agreement and LimitlessX’s rights and obligations hereunder shall not be transferred, assigned, encumbered, pledged or hypothecated in full or in part, either voluntarily or by operation of law or otherwise, without Amarose’s prior written consent unless otherwise provided for in this Agreement. Any attempted transfer, assignment, encumbrance, pledge or hypothecation by LimitlessX without Amarose 's prior written consent shall be null and void and shall have the effect of immediately terminating this Agreement.

20. No Agency. Nothing in this Agreement shall be construed to create an agency relationship between LimitlessX and Amarose. LimitlessX is an independent contractor. Neither party shall be liable for any debts, accounts, obligations or other liabilities or torts of the other party, or its agents or employees, except as this Agreement may otherwise expressly provide.

21. Default. If LimitlessX determines that Amarose has failed to perform any of its substantial obligations, LimitlessX may notify Amarose in writing, specifying such failure and the section of this Agreement imposing the obligation, whereupon Amarose shall have sixty (60) days within which to remedy the failure. If Amarose fails to remedy the failure, LimitlessX may give further notice to Amarose terminating this Agreement effective as of the date stated in such further notice.

22. Termination of Agreement - General Provisions. This Agreement shall terminate at the option of and upon written notice by either party (who shall not be the party regarding whom the event has occurred) effective as of the occurrence of any of the following events:

a) The insolvency of either party; the voluntary filing by or, if not dismissed within sixty (60) days, the filing against either party of a petition in bankruptcy or a petition for reorganization; any assignment by either party for the benefit of creditors; the appointment of a receiver or a trustee for either party; or placing either party's assets in the hands of a trustee or receiver; or

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b) The permanent discontinuance of all of either party's business for any Reason.

23. Termination of Agreement - Rights of Parties. The following shall occur upon the expiration or termination by either party of this Agreement:

a) All rights, licenses and privileges granted to LimitlessX under this Agreement shall immediately cease and terminate, except as specifically preserved, extended or imposed by a provision of this Agreement;

b) LimitlessX shall discontinue the use of such trademarks or marks as it used under this Agreement, and any items bearing such trademarks, except that LimitlessX may sell its remaining finished product inventory of the Products for sixty (60) days.

c) Any indebtedness of either party to the other not already due shall become immediately due as of the effective date of termination of this Agreement for any reason. In no event shall either party be liable for any debts of the other party to its customers or its other creditors, except as otherwise provided in this Agreement.

24. Default; Definitions. Failure of either party to perform any of this Agreement by any of the following shall not constitute an event of default or breach of this Agreement: strikes, picket lines, boycott efforts, fires, floods, freezes, accidents, war (whether or not declared), revolution, riots, insurrections, acts of God, acts of government (including without limitation any agency or department of the United States of America), acts of the public enemy, scarcity or rationing of gasoline or other fuel or vital products, inability to obtain materials or labor, or other causes reasonably beyond the control of the defaulting party.

25. Notices. Any demand, notice, or request provided for by this Agreement shall be in writing, addressed to the party to whom notice is to be given or to whom a demand or request is to be made, and shall be made by delivery by means of which the sender obtains a receipt of delivery from the carrier.

26. Entire Agreement. This Agreement represents the entire agreement between Amarose and LimitlessX and supersedes all their prior oral and written arrangements and agreements. This Agreement may not be modified or amended, except by a further written instrument or by an amendment to this Agreement signed by each of the parties hereto.

27. Non-Waiver. Any failure by either party hereto to exercise any of its rights shall not be construed as a waiver of such rights, nor shall any such failure preclude exercise of such rights at any later time.

28. Taxes. All taxes, excises, assessments, levies, imports, duties, costs, charges, and penalties, which may be assessed, levied, demanded, or imposed by any governmental agency for this Agreement, shall be paid by the party upon which they are imposed and shall be the sole obligation of such party.

29. Heading References. Section headings are for convenience only and are not to be construed as part of this Agreement.

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30. Applicable Law. This Agreement shall be governed by and construed under the laws of the State of California.

The individuals signing this document represent that they have the authority to do so and to bind each Party to the terms of this Agreement as of the date first referenced above.

LIMITLESS X INC.

By: /s/ Ken Haller

_________________________________________

Ken Haller, President

AMAROSE INC..

By: /s/ Jas Mathur

________________________________________

Jas Mathur, CEO

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PRICING ATTACHMENT A

List Price Per SKU at time of Agreement, subject to changes in pricing to be reflected on monthly reports:

SKU	Product Description	Unit Cost	Retail Price
888-ARAEG-05FL	Amarose Awakening Eye Gel - 0.5 Fl. Oz
888-ARBBC-4FL	Amarose Beauty Boost Cleanser - 4 Fl. Oz
888-ARBM-2FL	Amarose Boosting Moisturizer - 1 Month Supply
888-ARLS-2FL	Amarose Lifting Serum - 2 Fl. Oz
888-ARRT-4FL	Amarose Rose Water Toner - 4 Fl. Oz
888-ARSKT	Amarose Skin Tag Remover